Exhibit 10.1

FIRST AMENDMENT TO THE LEAR CORPORATION
2009 LONG-TERM STOCK INCENTIVE PLAN
(Amended and Restated as of January 1, 2014)

THIS FIRST AMENDMENT to the Lear Corporation 2009 Long-Term Stock Incentive Plan (Amended and Restated as of January 1, 2014) (the “Plan”) was approved on November 16, 2016, by the Compensation Committee of the Board of Directors of Lear Corporation, pursuant to the authority reserved to it under Section 15.1 of the Plan, effective as of January 1, 2017.

WITNESSETH THAT:

1.	The final sentence of Section 6.7 of the Plan is hereby deleted and replaced with the following:

“Notwithstanding anything herein to the contrary, the Committee may, in its sole discretion, permit a Participant to satisfy such Participant’s tax withholding obligation by tendering Shares having a Fair Market Value equal to the amount required to be withheld or other greater amount up to the maximum statutory rate under applicable law, as applicable to such Participant, if such other greater amount would not result in adverse financial accounting treatment, as determined by the Committee (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09).”

2.	Section 16.2 of the Plan is hereby deleted in its entirety and replaced with the following:

“Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, the Company may satisfy the withholding requirement for supplemental wages, in whole or in part, by withholding Shares having a Fair Market Value (determined on the date the Participant recognizes taxable income on the Award) equal to the amount required to be withheld or other greater amount up to the maximum statutory rate required to be collected on the transaction under applicable law, as applicable to the Participant, if such other greater amount would not result in adverse financial accounting treatment, as determined by the Committee (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09). The Participant may elect, subject to the approval of the Committee, to deliver the necessary funds to satisfy the withholding obligation to the Company, in which case there will be no reduction in the Shares otherwise distributable to the Participant.”

3.	Except to the extent hereby amended, the Plan shall remain in full force and effect.